Exhibit 99.1

FOSSIL GROUP, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2018 RESULTS

Fourth Quarter Net Sales of $787 Million; Diluted EPS of $0.94

Fiscal Year 2018 Net Sales of $2.5 Billion; Diluted EPS (Loss) of $(0.07)

Provides First Quarter and Fiscal 2019 Guidance

Richardson, TX. February 13, 2019 — Fossil Group, Inc. (NASDAQ: FOSL) (the “Company” or “Fossil Group”) today reported its financial results for the fourth quarter and fiscal year ended December 29, 2018.

The Company reported net income for the fourth quarter of fiscal 2018 of $47.6 million compared to a net loss of $(79.9) million for the fourth quarter of fiscal 2017.  Diluted earnings (loss) per share were $0.94 as compared to $(1.65) for the fourth quarter of fiscal 2017. Diluted earnings per share for the fourth quarter of fiscal 2018 included restructuring charges of $0.07 per diluted share, while the fourth quarter of fiscal 2017 included restructuring charges of $0.09 per diluted share and tax charges of $2.20 per diluted share due to the impacts from the Tax Cuts and Jobs Act (the "Tax Act") that was signed into law in December 2017 combined with a valuation allowance. Currencies, including both the translation impact on operating earnings and the impact of foreign currency hedging contracts, unfavorably affected the year-over-year earnings per share comparison by $0.09.

For fiscal year 2018, the Company reported net loss of $(3.5) million compared to $(478.2) million for fiscal 2017. Diluted losses per share were $(0.07) as compared to $(9.87) for fiscal 2017. Diluted losses per share for fiscal 2018 of $(0.07) included non-cash intangible asset impairment charges of $0.10 per diluted share and restructuring charges of $0.75 per diluted share. Diluted losses per share for fiscal 2017 of $(9.87) included non-cash intangible asset impairment charges of $7.07 per diluted share, tax charges resulting from the Tax Act and valuation allowance of $2.20 per diluted share and restructuring charges of $0.65 per diluted share. Currencies, including both the translation impact on operating earnings and the impact of foreign currency hedging contracts, favorably affected the year-over-year diluted earnings (loss) per share comparison by $0.09.

Kosta Kartsotis, Chairman and Chief Executive Officer stated: “Looking back on the past year, we are pleased with the progress we made on two critical goals: to improve our overall profitability and to strengthen our financial position. Although we are a smaller company exiting 2018, we are significantly more profitable with operating income up significantly over last year’s level and debt reduced by over $200 million. We accomplished this in a tough environment by emphasizing innovation, creating efficiencies and improving our balance sheet while forging powerful partnerships to position Fossil Group for long term success. As we begin 2019, our priorities continue to focus on capitalizing on the opportunity in connected, stabilizing traditional watch sales, and increasing efficiency across our company. We remain committed in our mission to increase our market share in the growing global watch industry and I believe we have the talent, brands, and strategy to accomplish our goals.”

Operating Results
Compared to the fourth quarter of fiscal 2017, foreign currency fluctuations decreased the Company’s fourth quarter fiscal 2018 reported net sales and operating income by $15.6 million and $7.4 million, respectively. During fiscal 2018, foreign currency fluctuations increased the Company's reported net sales by $21.6 million and operating income by

$19.3 million, respectively. The discussion of the Company’s net sales is presented on a GAAP basis and in constant dollars and reflects regional performance based on sales in all channels within the geographic location.

The following tables provide a summary of net sales performance, on both a reported and constant currency basis, for the fourth quarter of fiscal 2018 and fiscal year 2018 compared to the 2017 fourth quarter and fiscal year 2017 (in millions, except percentage data). Effective for the fourth quarter of fiscal year 2018, the Company made changes to the presentation of reportable segments to align with how the Company evaluates the performance of its business segments. Certain incidental revenue generating activities related to the Company's factories and intellectual property previously recorded within the Company's Americas, Asia and Europe segments have been reclassified to the Company's Corporate segment.

	Fourth Quarter
	2018	2017	Growth (Decline)
	Amounts as Reported	Amounts as Reported	Dollars as Reported (1)	Constant Currency Dollars (2)	Percentage as Reported (1)	Percentage Constant Currency (2)
Americas	$377	$441	$(64)	$(61)	(15)%	(14)%
Europe	272	336	(64)	(56)	(19)	(17)
Asia	135	142	(7)	(2)	(5)	(1)
Corporate	3	2	1	1	50	13
Total net sales (3)	$787	$921	$(134)	$(118)	(15)%	(13)%

Watches	$636	$728	$(92)	$(79)	(13)%	(11)%
Leathers	86	108	(22)	(20)	(20)	(19)
Jewelry	51	72	(21)	(20)	(29)	(27)
Other	14	13	1	1	8	5
Total net sales (3)	$787	$921	$(134)	$(118)	(15)%	(13)%

	Fiscal Year
	2018	2017	Growth (Decline)
	Amounts as Reported	Amounts as Reported	Dollars as Reported (1)	Constant Currency Dollars (2)	Percentage as Reported (1)	Percentage Constant Currency (2)
Americas	$1,175	$1,314	$(139)	$(138)	(11)%	(11)%
Europe	856	972	(116)	(139)	(12)	(14)
Asia	505	496	9	9	2	2
Corporate	5	6	(1)	—	(17)	(7)
Total net sales (3)	$2,541	$2,788	$(247)	$(268)	(9)%	(10)%

Watches	$2,033	$2,199	$(166)	$(181)	(8)%	(8)%
Leathers	289	325	(36)	(39)	(11)	(12)
Jewelry	168	212	(44)	(47)	(21)	(22)
Other	51	52	(1)	(1)	(2)	(3)
Total net sales (3)	$2,541	$2,788	$(247)	$(268)	(9)%	(10)%

(1)   Reported GAAP amounts include impacts from currency.
(2)   Eliminates the effect of currency changes in fiscal 2018 to give investors a better understanding of the underlying trends within the business. See constant currency financial information at the end of this release for more information.

(3)   Totals may not foot due to rounding.

Fourth quarter fiscal 2018 worldwide net sales decreased $133.9, million or 15%, and $118.3 million in constant currency (a 13% decline) compared to the fourth quarter of fiscal 2017. Watches declined in the Americas and Europe and increased modestly in Asia on a constant currency basis. In Asia, connected watches increased moderately and traditional watch growth was flat, while both connected and traditional watch sales decreased in the Americas and Europe on a constant currency basis. Net sales were negatively impacted by several factors during the fourth quarter including reduced promotional discounting and price matching in the market place, particularly in the U.S., continued weakness in Europe due to economic and political issues, and new generation display watch supplier delivery delays. Geographically, sales declines in the U.S. drove the decrease in the Americas. In Europe, on a constant currency basis, sales across the Eurozone and in distributor markets in Eastern Europe and the Middle East declined, with the greatest declines in the U.K., Germany and France. In Asia, sales increases in India, China and Hong Kong were offset by declines in most other countries, with the greatest declines in Japan, Australia and Taiwan. For fiscal 2018, worldwide net sales decreased $246.7 million, or 9%, and $268.3 million in constant currency (a 10% decline) compared to fiscal 2017.

Global retail comparable sales for the fourth quarter of fiscal 2018 were (7%) as compared to the fourth quarter of fiscal 2017, with declines across all product categories and regions, largely driven by the Company's outlet stores. Global direct e-commerce sales continued double-digit growth in the Americas and Asia, while sales decreased moderately in Europe in the fourth quarter of fiscal 2018. For fiscal 2018, global retail comparable sales decreased 2% compared to fiscal 2017, with declines across all regions. Double-digit comparable e-commerce sales increases were more than offset by comparable sales decreases in retail stores for fiscal 2018.

During the fourth quarter of fiscal 2018, gross margin increased 430 basis points to 53.0%, partly driven by a favorable comparison against an inventory valuation reserve primarily for excess levels of older generation connected products recorded in the fourth quarter of fiscal 2017. Gross margin also benefited from the Company's New World Fossil ("NWF") margin improvement initiatives, higher outlet margins from lower promotions and improved off-price margins. These gross profit margin benefits were partially offset by an unfavorable currency impact of approximately 60 basis points. For fiscal 2018, gross margin increased 400 basis points to 52.7%, partly due to a favorable comparison against inventory valuation reserves primarily for excess levels of connected products recorded in fiscal 2017, a favorable currency impact of approximately 80 basis points, benefits from NWF initiatives, lower promotional activity and markdowns, and favorable product mix.

During the fourth quarter of fiscal 2018, the Company’s operating expenses were $349.6 million, including $4.7 million of restructuring costs, primarily related to employee costs, professional services and store closings. Operating expenses in the prior fiscal year fourth quarter were $396.8 million and included $6.4 million of restructuring costs. Selling, general and administrative expenses decreased $45.6 million as compared to the fourth quarter of fiscal 2017, primarily as a result of lower store expenses given the significant number of store closures since the fourth quarter of last year, lower variable marketing expenses, corporate and regional infrastructure reductions driven by the NWF initiatives and the currency effects of a weaker dollar. For fiscal 2018, operating expenses were $1,277.4 million, including $46.6 million of restructuring costs associated with employee costs, store closures and professional services and included $6.2 million of non-cash intangible asset impairment charges. Selling, general and administrative expenses decreased $103.2 million for fiscal 2018 primarily as a result of corporate and regional infrastructure reductions driven by the NWF initiatives, lower store expenses given the significant number of store closures since last year and lower variable marketing expenses.

Operating income for the fourth quarter of fiscal 2018 was $67.3 million, as compared to $51.3 million in the fourth quarter of fiscal 2017. Operating income improved $16.0 million in the fourth quarter of fiscal 2018, driven by reduced operating expenses and increased gross profit margin partially offset by lower sales. For fiscal 2018, operating income improved to $62.7 million as compared to an operating loss of $424.3 million for fiscal 2017, primarily driven by non-cash intangible impairment charges of $407.1 million incurred in fiscal 2017. Excluding non-cash intangible impairment charges and restructuring, operating income improved $84.5 million for fiscal 2018 as compared to fiscal 2017.

During the fourth quarter of fiscal 2018, interest expense decreased $0.3 million to $10.8 million. Other income (expense) changed favorably $3.1 million to $5.3 million, primarily due to increased net foreign currency gains. During fiscal 2018, interest expense decreased $0.7 million to $42.5 million and other income (expense) changed unfavorably $13.8 million to $0.0 million largely due to net foreign currency losses in fiscal 2018 as compared to net foreign currency gains in fiscal 2017.

Income tax expenses were $13.9 million in the fourth quarter of fiscal 2018 and included the recognition of deferred tax asset valuation allowances. Income tax expenses in the prior fiscal year fourth quarter of $120.6 million included combined charges of $106.7 million or $2.20 per share resulting from the impacts of the Tax Act as well as charges related to valuation allowances established on the Company's deferred tax assets. As a result, the Company’s effective income tax rate in the fourth quarter of fiscal 2018 was 22.5%, compared to 284.6% for the fourth quarter of fiscal 2017 and 104.7% for fiscal 2018.

Guidance
Over the next several years, Fossil Group will continue to transform the Company’s business model to address changes in consumer behaviors and their purchases of traditional watches and connected devices, as well as jewelry and leathers. During the Company’s ongoing transformation project, it believes certain operating metrics are the most appropriate performance measures. These metrics include net sales, gross margin, operating expenses, operating margin, other income (expense), interest expense and income (loss) before income taxes.

The Company is providing guidance on a GAAP basis. For comparison purposes, the Company has also provided additional information which quantifies the estimated impact on its operating expenses and operating income for non-operational items impacting operating results for fiscal 2019 and the first quarter of fiscal 2019. The Company expects the following during fiscal 2019:

GAAP Guidance
For fiscal 2019:

•	Net sales in the range of (12.0)% to (7.0)%, including the estimated negative impact of business exits and currency of approximately (2.5)% and (1.5)%, respectively

•	Gross margin in the range of 51.5% to 53.5%

•	Operating expenses, ranging from $1.14 billion to $1.20 billion, including $50 million of restructuring

•	Operating margin in the range of 0.5% to 3.0%

•	Other income (expense) of approximately $25 million based on prevailing currency rates

•	Interest expense of approximately $35 million

•	Income (loss) before income taxes in the range of $0 million to $60 million

For the first quarter of fiscal 2019:

•	Net sales in the range of (22.0)% to (16.0)%, including the estimated negative impacts of business exits and currency of approximately (3.5)% and (4.0)%, respectively

•	Gross margin in the range of 51.0% to 53.0%

•	Operating expenses, ranging from $273 million to $286 million, including $10 million of restructuring

•	Operating margin in the range of (10.0)% to (7.0)%

•	Other income (expense) of approximately $23 million based on prevailing currency rates

•	Interest expense of approximately $9 million

•	Income (loss) before income taxes in the range of $(30) million to $(18) million

Below is a reconciliation of income (loss) before income taxes to Adjusted EBITDA for fiscal years 2018 and 2017. Certain line items presented in the tables below, when aggregated, may not foot due to rounding.

Fiscal 2018

	Fiscal 2018
($ in millions):	Q1	Q2	Q3	Q4	Total
Income (Loss) Before Income Taxes	$(41)	$(11)	$10	$62	$20
Plus:
Interest Expense	11	11	10	11	43
Amortization and Depreciation	16	15	16	17	64
Impairment Expense	—	8	—	—	8
Other Non-cash Charges	12	3	2	3	19
Stock-based Compensation	4	7	6	6	23
Restructuring Expense	21	15	6	5	47
Less:
Interest Income	—	1	—	2	3
Adjusted EBITDA	$23	$47	$50	$102	$221

Fiscal 2017

	Fiscal 2017
($ in millions):	Q1	Q2	Q3	Q4	Total
Income (Loss) Before Income Taxes	$(48)	$(439)	$(9)	$42	$(454)
Plus:
Interest Expense	8	12	12	11	43
Amortization and Depreciation	21	21	19	20	81
Impairment Expense	1	410	—	—	411
Other Non-cash Charges	3	7	15	21	46
Stock-based Compensation	6	8	8	9	31
Restructuring Expense	26	10	6	6	48
Less:
Interest Income	1	1	1	2	5
Adjusted EBITDA	$16	$28	$50	$107	$201

Note that due to relatively low levels of income (loss) before income taxes in the near term, as well as the combined impact of the modified territorial tax program under the Tax Act and deferred tax asset valuation reserve accounting, the Company’s effective tax rate is expected to have unusual variations and occasionally an inverse relationship to income (loss) before income taxes.

Safe Harbor
Certain statements contained herein that are not historical facts, including multi-year profit improvement estimates, the success of our connected accessories, future financial guidance as well as estimated impacts from the Tax Act, foreign currency translation, amortization expense, foreign tax credits, non-cash impairments and restructuring charges, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are: changes in economic trends and financial performance, changes in government regulation and tariffs, changes in consumer demands, tastes and fashion trends, lower levels of consumer spending resulting from a general economic downturn, shifts in market demand resulting in inventory risks, changes in foreign currency exchange rates, risks related to the success of the multi-year profit improvement initiative, risks related to our connected accessories and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2017 filed with the Securities and Exchange Commission (the “SEC”). These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Readers of this release should consider these factors in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein. The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

About Fossil Group, Inc.
Fossil Group, Inc. is a global design, marketing, distribution and innovation company specializing in lifestyle accessories. Under a diverse portfolio of owned and licensed brands, our offerings include fashion watches, jewelry, handbags, small leather goods and wearables. We are committed to delivering the best in design and innovation across our owned brands, Fossil, Michele, Misfit, Relic, Skagen and Zodiac, and licensed brands, Armani Exchange, BMW, Chaps, Diesel, DKNY, Emporio Armani, kate spade new york, Marc Jacobs, Michael Kors, Puma and Tory Burch. We bring each brand story to life through an extensive distribution network across numerous geographies, categories and channels. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Investor Relations:	Allison Malkin
ICR, Inc.
(203) 682-8225

Consolidated Income Statement Data	For the 13 Weeks Ended	For the 13 Weeks Ended	For the 52 Weeks Ended	For the 52 Weeks Ended
($ in millions, except per share data):	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017
Net sales	$786.9	$920.8	$2,541.5	$2,788.2
Cost of sales	370.0	472.7	1,201.4	1,429.3
Gross profit	416.9	448.1	1,340.1	1,358.8
Gross margin	53.0%	48.7%	52.7%	48.7%
Operating expenses:
Selling, general and administrative expenses	344.9	390.4	1,224.6	1,327.8
Goodwill and trade name impairments	—	—	6.2	407.1
Restructuring charges	4.7	6.4	46.6	48.2
Total operating expenses	$349.6	$396.8	$1,277.4	$1,783.1
Total operating expenses (% of net sales)	44.4%	43.1%	50.3%	64.0%
Operating income (loss)	67.3	51.3	62.7	(424.2)
Operating margin	8.6%	5.6%	2.5%	(15.2)%
Interest expense	10.8	11.1	42.5	43.2
Other income (expense) - net	5.3	2.2	—	13.7
Income (loss) before income taxes	61.8	42.4	20.2	(453.8)
Provision for income taxes	13.9	120.6	21.1	19.8
Less: Net income attributable to noncontrolling interest	0.3	1.7	2.6	4.6
Net income attributable to Fossil Group, Inc.	$47.6	$(79.9)	$(3.5)	$(478.2)
Earnings per share:
Basic	$0.96	$(1.65)	$(0.07)	$(9.87)
Diluted	$0.94	$(1.65)	$(0.07)	$(9.87)
Weighted average common shares outstanding:
Basic	49.5	48.6	49.2	48.5
Diluted	50.6	48.6	49.2	48.5

Consolidated Balance Sheet Data ($ in millions):	December 29, 2018	December 30, 2017
Assets:
Cash and cash equivalents	$403.4	$231.2
Accounts receivable - net	328.0	367.0
Inventories	377.6	573.8
Other current assets	149.6	118.9
Total current assets	$1,258.6	$1,290.9
Property, plant and equipment - net	$183.2	$219.7
Intangible and other assets - net	133.4	147.7
Total long-term assets	$316.6	$367.4
Total assets	$1,575.2	$1,658.3

Liabilities and stockholders’ equity:
Accounts payable, accrued expenses and other current liabilities	$479.4	$507.0
Short-term debt	126.4	2.1
Total current liabilities	$605.8	$509.1
Long-term debt	$269.8	$443.9
Other long-term liabilities	111.0	124.4
Total long-term liabilities	$380.8	$568.3
Stockholders’ equity	$588.6	$580.9
Total liabilities and stockholders’ equity	$1,575.2	$1,658.3

Store Count Information

	December 29, 2018				December 30, 2017
	Americas	Europe	Asia	Total	Americas	Europe	Asia	Total
Full price accessory	89	94	53	236	108	106	59	273
Outlets	126	74	40	240	136	74	46	256
Full priced multi-brand	0	5	3	8	0	8	7	15
Total stores	215	173	96	484	244	188	112	544

Constant Currency Financial Information
The following table presents the Company’s business segment and product net sales on a constant currency basis which are non-GAAP financial measures. To calculate net sales on a constant currency basis, net sales for the current fiscal year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average rates during the comparable period of the prior fiscal year. The Company presents constant currency information to provide investors with a basis to evaluate how its underlying business performed excluding the effects of foreign currency exchange rate fluctuations. The constant currency financial information presented herein should not be considered a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

	Net Sales			Net Sales
	For the 13 Weeks Ended			For the 52 Weeks Ended
	December 29, 2018			December 29, 2018
($ in millions)	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency
Segment:
Americas	$377.5	$2.3	$379.8	$1,174.5	$2.1	$1,176.6
Europe	271.6	8.1	279.7	856.3	(23.2)	833.1
Asia	135.2	5.2	140.4	505.5	(0.5)	505.0
Corporate	2.6	—	2.6	5.2	—	5.2
Total net sales	$786.9	$15.6	$802.5	$2,541.5	$(21.6)	$2,519.9

Product Categories:
Watches	$635.9	$12.6	$648.5	$2,033.0	$(14.8)	$2,018.2
Leathers	86.2	1.4	87.6	289.4	(2.6)	286.8
Jewelry	51.1	1.1	52.2	167.8	(3.4)	164.4
Other	13.7	0.5	14.2	51.3	(0.8)	50.5
Total net sales	$786.9	$15.6	$802.5	$2,541.5	$(21.6)	$2,519.9

END OF RELEASE